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EXHIBIT 12.1

STATEMENT OF COMPUTATION OF RATIOS

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                                                                       Company                                      Predecessor
                                      -------------------------------------------------------------------------   --------------
                                       Year Ended     Year Ended     Year Ended     Year Ended    21 Days Ended   344 Days Ended
                                      December 31,   December 31,   December 31,   December 31,    December 31,    December 10,
                                          2001           2000           1999           1998            1997            1997
                                      ------------   ------------   ------------   ------------   -------------   --------------
                                                                       (dollars in thousands)
(Loss) income before taxes,
  extraordinary item
  and cumulative effect
  of change in accounting              $ (1,037)       $12,288        $ 8,284        $   (106)       $     11        $ 4,731

Fixed charges deducted from
  earnings                               11,812         13,361         15,293          16,854             939          7,406
                                       --------        -------        -------        --------        --------        -------

Earnings available for payment
  of fixed charges                     $ 10,775        $25,649        $23,577        $ 16,748        $    950        $12,137
                                       ========        =======        =======        ========        ========        =======

Fixed charges:

  Interest expense                     $ 10,141        $11,669        $13,576        $ 15,138        $    880        $ 6,673

  Amortization of deferred
    financing fees                        1,029          1,039          1,151           1,180              41            297

Portion of rent deemed to be
    interest                                642            653            566             536              18            436
                                       --------        -------        -------        --------        --------        -------

Total fixed charges                    $ 11,812        $13,361        $15,293        $ 16,854        $    939        $ 7,406
                                       ========        =======        =======        ========        ========        =======

Ratio of earnings to fixed charges          0.9            1.9            1.5             1.0             1.0            1.6
                                       ========        =======        =======        ========        ========        =======
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